Exhibit 10(a)

                                EXETER FUND, INC.


                    CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

I.     COVERED  OFFICERS/PURPOSE  OF  THE  CODE

     Exeter Fund, Inc. (the "Company" or the "Fund") code of ethics (this "Code") applies to the Company's Principal Executive Officer ("CEO") and Principal Financial Officer ("CFO") (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of meeting the standards of the Company for:

- honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
- full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;
-     compliance  with  applicable  laws and governmental rules and regulations;
- the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
-     accountability  for  adherence  to  the  Code.

     Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ACTUAL AND APPARENT CONFLICTS OF INTEREST ETHICALLY

     OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.


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1  Item  2  of  Form  N-CSR  requires  a  registered  investment company to disclose annually whether, as of the
end of the period covered by the report, it has adopted a code of ethics that applies to the registrant's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these officers are employed by the registrant or a third party. If the registrant has not adopted such a code of ethics, it must explain why it has not done so. The registrant must also: (1) file with the SEC a copy of the code as an exhibit to its annual report; (2) post the text of the code on its Internet website and disclose, in its most recent report on Form N-CSR, its Internet address and the fact that it has posted the code on its Internet website; or (3) undertake in its most recent report on Form N-CSR to provide to any person without charge, upon request, a copy of the code and explain the manner in which such request may be made. Disclosure is also required of amendments to, or waivers (including implicit waivers) from, a provision of the code in the registrant's annual report on Form N-CSR or on its website. If the registrant intends to satisfy the requirement to disclose amendments and waivers by posting such information on its website, it will be required to disclose its Internet address and this intention.

Certain  conflicts  of  interest  arise out of the relationships between Covered
Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property held by the Fund) with the Company because of their status as "affiliated persons" of the Company. Each Covered Officer is an employee of the Company's Investment Advisor ("Investment Advisor"). The Company's and the Investment Advisor's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Company and the Investment Advisor of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the Investment Advisor, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Investment Advisor and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the Investment Advisor and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors of the Company (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other Codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

     Each  Covered  Officer  must:

- not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;
- not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Company;
- not retaliate against any employee or Covered Officer or affiliated persons for reports of potential violations that are made in good faith;
-     comply  with  the  Company's  17j-1  Code  of  Ethics.

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

There are some potential conflict of interest situations that the Covered Officer will need to discuss with the Company's Chief Legal Officer, and/or Company's Outside counsel. Examples of these include:

-     service  as  a  director  on  the  board of any public or private company;
- the receipt of any non-nominal gifts (i.e. in excess of $100) from people who have business dealings or prospective business dealings with the Company;
- the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;
- any ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its Investment Adviser, principal underwriter, administrator or any affiliated person thereof;
- effecting portfolio transactions or selling or redeeming shares that result in a direct or indirect financial interest by virtue of such Covered Officer being an interested party (other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership).

III.     DISCLOSURE  &  COMPLIANCE
     A.  Disclosure
- Each Covered Officer should familiarize him or herself with the disclosure requirements generally applicable to the Company;
- Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's directors and auditors, and to governmental regulators and self-regulatory organizations;
- Each Covered Officer should not knowingly permit the preparation or filing of any financial statement which (i) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered or (ii) does not fairly present in all material respects the financial condition, results of operations, changes in net assets, and cash flows (if the financial statements are required to include a statement of cash flows) of the Company as of, and for, the periods presented in such financial statement;
     B.  Compliance
- Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and the Company's Investment Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submit to, the SEC and in other public communications made by the Company; and
- It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.


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2  Any activity or relationship that would present a conflict for a Covered
Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer's immediate family engages in such an activity or has such a relationship.

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IV.     REPORTING  AND  ACCOUNTABILITY

Each  Covered  Officer  must:

- upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;
- annually thereafter affirm to the Board that he or she has complied with the requirements of the Code; and
- notify the Chief Legal Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

     The Chief Legal Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation with the assistance of outside counsel, if deemed necessary. However, any approvals or waivers sought by the Covered Officers will be pre-approved by the Audit Committee of the Board (the "Committee").

The  Company  will  follow  these procedures in investigating and enforcing this
Code:

- the Chief Legal Officer will take all appropriate action to investigate any potential violations reported to him or her;
- if, after such investigation, the Chief Legal Officer believes that no violation has occurred, the Chief Legal Officer is not required to take any further action;
- any matter that the Chief Legal Officer believes is a violation will be reported to the Committee;
- if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, notification to appropriate personnel of the Investment Advisor or its board;
-     the  Committee  will  be responsible for granting waivers, as appropriate;
and
- any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.


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3  Item 2 of Form N-CSR defines "waiver" as "the approval by the registrant of a material departure from a provision of the code of ethics" and "implicit waiver," which must also be disclosed, as "the registrant's failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer" of the registrant.

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

V.     OTHER  POLICIES  AND  PROCEDURES

     This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Investment Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Company's, Investment Adviser's, principal underwriter's and service providers' codes of ethics under Rule 17j-1 under the Act and the Investment Adviser's more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.     AMENDMENTS

     Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Company's board, including a majority of independent directors.

VII.     CONFIDENTIALITY

     All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel, and the Investment Adviser.

 VIII.     INTERNAL  USE

     The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.


Date:     November  2003

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                                    EXHIBIT A

Persons Covered by Exeter Fund Principal Executive and Financial Officer Code of
                                     Ethics
                          Effective as of November 2003




Officer  Title                                      Officer  Name
---------------                                     -------------
Chief  Executive  Officer  and  Vice  President     B.  Reuben  Auspitz
Chief  Financial  Officer                           Chris  Glavin
Chief  Legal  Officer                               Richard  B.  Yates

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



                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

     The undersigned hereby affirm to the Board of Directors of the Exeter Fund, Inc. that they have received, read and understand the Code of Ethics for Principal Executive and Principal Financial Officers.

/s/B. Reuben Auspitz
________________________________
B.  Reuben  Auspitz



/s/Christine Glavin
________________________________
Christine  Glavin


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